                                                                                         Exhibit 99.1

LYNCH CORPORATION AND SUBSIDIARIES
CONSOLIDATING STATEMENTS OF OPERATIONS  (UNAUDITED)
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   LGL GROUP, INC.
                                                                   UNAUDITED PROFORMA CONSOLIDATED
                                                                   CONDENSED STATEMENTS OF OPERATIONS
                                                                   YEAR ENDED DECEMBER 31,  2004

                                                                                (1)
                                                          as reported    Reflects Activity    Proforma
                                                                         of Lynch Systems
                                                          --------------------------------------------
SALES AND REVENUES                                         $    33,834    $    10,421    $    23,413
COST OF SALES                                                   25,784          8,677         17,107
                                                           -----------    -----------    -----------
GROSS PROFIT                                                     8,050          1,744          9,194
SELLING, GENERAL AND ADMIN  EXPENSES                            10,938          3,334          7,604
                                                           -----------    -----------    -----------
OPERATING INCOME (LOSS)                                         (2,888)        (1,590)         1,590

INVESTMENT INCOME                                                   15             (2)            17
INTEREST (EXPENSE)                                                (360)           (92)          (268)
OTHER INCOME (EXPENSE)                                               7             12             (5)
                                                           -----------    -----------    -----------
INCOME (LOSS) FROM OPERATIONS BEFORE INCOME TAXES               (3,226)        (1,672)        (1,554)

PROVISION FOR FEDERAL INCOME TAXES                                (100)           635           (735)
                                                           -----------    -----------    -----------

NET INCOME (LOSS)                                               (3,326)        (1,037)        (2,289)
                                                           ===========    ===========    ===========

basic and diluted weighted average shares outstanding        1,524,863                     1,524,863
Earnings Per Share                                              ($2.18)                       ($1.50)

(1) represents the elimination of the revenue and other costs associated with Lynch Systems which was sold on June 19, 2007